CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Offering Price per Share	Aggregate Offering Price	Amount of Registration Fee(1)
Class A Common Stock, $.01 par value per share	4,683,415	$21.52	$100,787,091	$12,981

(1)	Calculated pursuant to Rule 457 (f) and Rule 457 (r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-192275
PROSPECTUS SUPPLEMENT

(To prospectus dated November 12, 2013)

4,683,415 Shares

Interactive Brokers Group, Inc.

Common Stock

This is an offering of 4,683,415 shares of our Class A Common Stock.  All of the shares of Class A Common Stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Class A Common Stock issued by us.  As a result, we will not receive any cash proceeds from the issuance of such shares of Class A Common Stock.  We do not expect the issuance of Class A Common Stock to have a material dilutive effect on our stockholders, as discussed below.

Our Class A Common Stock is quoted on the NASDAQ Global Select Market under the symbol “IBKR.” On November 11, 2013, the last reported sale price for our Common Stock was $22.39.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on Page S-10 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2013.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our Class A Common Stock, or our Common Stock, in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about the shares of our Common Stock. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Please read “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “IBG, Inc.,” “we,” “our,” “company,” “issuer” or “us” refer to Interactive Brokers Group, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus. Before deciding to invest in shares of our Common Stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference, especially the matters discussed under “Risk Factors” beginning on page S-10 and the documents incorporated by reference herein, including the audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012.  See “Incorporation of Certain Documents by Reference” below.

ABOUT INTERACTIVE BROKERS GROUP, INC.

IBG, Inc. is an automated global electronic broker  and market maker specializing in executing and clearing trades in securities, futures, foreign exchange instruments, bonds and mutual funds on more than 100 electronic exchanges and trading venues around the world and offering custody, prime brokerage, stock and margin borrowing services to our customers. In the U.S., our business is conducted from our headquarters in Greenwich, Connecticut, and from Chicago, Illinois and Jersey City, New Jersey. Abroad, we conduct business through offices located in Canada, England, Switzerland, China (Hong Kong and Shanghai), India, Australia and Japan.

IBG, Inc. is a holding company and our primary assets are our ownership of approximately 12.4% of the membership interests of IBG LLC, the current holding company for our businesses. The remaining approximately 87.6% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, Chairman and Chief Executive Officer, Thomas Peterffy, and his affiliates, management and other employees of IBG LLC, and certain other members. We are the sole managing member of IBG LLC. On May 3, 2007, IBG, Inc. priced its initial public offering of shares of Common Stock, or the IPO. In connection with the IPO, IBG, Inc. purchased 10.0% of the membership interests in IBG LLC and began to consolidate IBG LLC’s financial results into its financial statements.

We are a successor to the market making business founded by our Chairman and Chief Executive Officer, Thomas Peterffy, on the floor of the American Stock Exchange in 1977. Since our inception, we have focused on developing proprietary software to automate broker-dealer functions. During that time, we have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. The advent and evolution of electronic exchanges over the last 23 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention.  Developing our automated market making platform and our automation of many middle and back office functions for more than three decades has allowed us to become one of the lowest cost providers of broker-dealer services and significantly increase the volume of trades we handle.

 Our activities are divided into two principal business segments: (1) electronic brokerage and (2) market making:

•
As a direct market access broker, we serve the customers of both traditional brokers and prime brokers.  We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost.  Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, foreign exchange (“forex”), bonds and mutual funds) denominated in 21 different currencies, on one screen, from a single account based in any major currency.  Our large bank and broker-dealer customers may “white label” our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing on specific products or exchanges where they may not have up-to-date technology, to offer their customers a complete global range of services and products.

•
As a market maker, we provide continuous bid and offer quotations on over 866,000 securities and futures products listed on electronic exchanges around the world.  Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second.  Unlike firms that trade over-the-counter (“OTC”) derivative products, our business creates liquidity and transparency on electronic exchanges.

Our electronic brokerage and market making businesses are complementary.  Both benefit from our combined scale and volume, as well as from our proprietary technology.  Our brokerage customers benefit from the technology and market structure expertise developed in our market making business.  The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses.  This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as a broker, market maker or both.  In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our businesses or who operate only in a subset of the exchanges and market centers on which we operate.  Our trading system contains unique architectural aspects that, together with our massive trading volume in markets worldwide, may impose a significant barrier to entry for firms wishing to compete in our specific businesses and permit us to compete favorably against our competitors.

Since launching our brokerage business in 1993, we have grown to approximately 234,000 institutional and individual brokerage customers.  We provide our customers with what we believe to be one of the most effective and efficient electronic brokerage platforms in the industry.  The following are key highlights of our electronic brokerage business:

•
Low Costs - We provide our customers with among the lowest transaction costs in two ways.  First, we offer among the lowest execution, commission and financing costs in the industry.  Second, our customers benefit from our advanced routing of orders designed to achieve the best available trade price.

•
Risk Control - Throughout the trading day, we calculate margin requirements for each of our customers on a real-time basis across all product classes (stocks, options, futures, bonds, forex, and mutual funds) and across all currencies.  Our customers are alerted to approaching margin violations and if a customer’s equity falls below what is required to support that customer’s margin, we automatically liquidate positions on a real-time basis to bring the customer’s account into margin compliance.  This is done to protect Interactive Brokers (“IB”), as well as the customer, from excessive losses.

•
IB Universal AccountSM - From a single point of entry in one IB Universal AccountSM our customers are able to trade products denominated in 21 currencies, across multiple classes of tradable, exchange-listed products, including stocks, options, futures, bonds, forex and mutual funds traded on more than 100 exchanges and market centers and in 22 countries around the world.  We continue to grow our subsidiaries in India and Japan and our representative office in Shanghai, China.  In the United Kingdom, we became a carrying broker, supporting customer trading in gold, silver and Contracts for Differences (“CFDs”), in 2011.

•
IB SmartRoutingSM - Our customers benefit from our advanced order routing.  IB SmartRoutingSM retains control of the customer’s order, continuously searches for the best available price and, unlike most other routers, dynamically routes and re-routes all or parts of a customer’s order to achieve optimal execution and among the lowest execution and commission costs in the industry.  To highlight the quality of our price executions, we publish on our website independent measurements performed by a third party provider of transaction analysis to illustrate IB’s net price improvement versus the industry.

•
Flexible and Customizable System - Our platform is designed to provide an efficient customer experience, beginning with a highly automated account opening process and ending with a fast trade execution, with real-time position monitoring.  Our sophisticated interface provides interactive real-time views of account balances, positions, profits or losses, buying power and “what-if” scenarios to enable our customers to more easily make informed investment decisions and trade efficiently.  Our system is configured to remember the user’s preferences and is specifically designed for multi-screen systems.  When away from their main workstations, customers are able to access their accounts through our IB WebTraderSM or MobileTrader interfaces.

•
Interactive AnalyticsSM and IB Options AnalyticsSM - We offer our customers state-of-the-art tools, which include a customizable trading platform, advanced analytic tools and sophisticated order types such as guaranteed combination trades.  IB also provides real-time option analytics, an arbitrage meter (a tool that illustrates the extent of the premium (or discount) of the lead month futures price above (or below) its fair future value with respect to the index price) and various combinations of charts and other analytical tools.

•
IB Risk NavigatorSM - We offer free to all customers, our real-time market risk management platform that unifies exposure across multiple asset classes around the globe.  The system is capable of identifying overexposure to risk by starting at the portfolio level and drilling down into successively greater detail within multiple report views.  Report data is updated every ten seconds or upon changes to portfolio composition.  Predefined reports allow the summarization of a portfolio from different risk perspectives, and allow views of Exposure, Value at Risk (“VaR”), Delta, Gamma, Vega and Theta, profit and loss and position quantity measures for the different portfolio views.  The system also offers the customer the ability to modify positions through “what-if” scenarios that show hypothetical changes to the risk summary.

•
White Labeling - Our large bank and broker-dealer customers may “white label” our trading interface or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products.

•
Interactive Brokers Information System - The Interactive Brokers Information System is a comprehensive and customizable market information workspace. Subscribers to this research platform receive real-time market data, research, news services, analytics, stock scanners, charts and alerts.

•
Stock Yield Enhancement Program - This program allows our customers to lend their fully-paid stock shares to IB in exchange for cash collateral. In turn, IB lends these stocks in exchange for collateral and earns stock lending fees. Customers receive 50% of the fees collected from lending their stocks. This allows customers holding fully-paid, long stock positions to enhance their returns.

•
Money Manager Marketplace - This program is the first electronic meeting place that brings together wealth managers and money management advisors. Wealth managers, who focus on gathering client assets, can seek out money managers who have trading expertise in various asset classes and markets. Existing IB professional advisors can log into our account management system and view participating money managers and relevant information, make contact, link accounts and specify amounts for trading. Money Managers who advertise their expertise in the marketplace can focus on trading, but gain access to a large pool of potential new clients by letting Wealth Advisors take care of client marketing and relationships.

ORGANIZATIONAL STRUCTURE

Holding Company Structure

We are a holding company.  Our primary asset is our ownership of approximately 12.4% (approximately 13.6% after completion of this offering) of the membership interests of IBG LLC, the holding company for our businesses. The remaining approximately 87.6% (approximately 86.4% after completion of this offering) of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, Chairman and Chief Executive Officer, Thomas Peterffy, his affiliates, management and other employees of IBG LLC, and certain other members. Mr. Peterffy and his affiliates own approximately 86.4% (approximately 87.6% after completion of this offering) of the membership interests in IBG Holdings LLC.  Our holding company structure is designed to allow both public stockholders (through IBG, Inc.) and existing members (through IBG Holdings LLC) to have economic interests in our businesses.

Our only business is to act as the sole managing member of IBG LLC. As sole managing member of IBG LLC, we operate and control all of the business and affairs of IBG LLC.

Concurrently with our initial public offering, we entered into an exchange agreement with IBG Holdings LLC, IBG LLC and the historical members of IBG LLC (“Exchange Agreement”).  Pursuant to this agreement, the historical members of IBG LLC contributed their IBG LLC membership interests to IBG Holdings LLC and received IBG Holdings LLC membership interests in return.  The membership interests in IBG Holdings LLC are not directly exchangeable for shares of Common Stock.  Instead, the membership interests are redeemable at various times over the next four years at the option of the holder.

The Exchange Agreement, as amended June 6, 2012, provides that IBG, Inc. may facilitate the redemption by IBG Holdings LLC of interests held by its members through the issuance of shares of Common Stock through a public offering in exchange for cash which will be used by the Company to purchase interests in IBG LLC from IBG Holdings LLC, with IBG Holdings LLC then using such amounts received to redeem interests of its members. The June 6, 2012 amendment eliminated from the Exchange Agreement an alternative funding method, which provided that upon approval by the board of directors and by agreement of the Company, IBG LLC and IBG Holdings LLC, redemptions could be made in cash.

On an annual basis, each holder of a membership interest may request that the liquefiable portion of that holder’s interest be redeemed by IBG Holdings LLC.  The manner in which the redemption price will be paid is by selling shares of Common Stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC.  Alternatively, we may issue our Common Stock to IBG Holdings LLC in exchange for a corresponding number of membership interests in IBG LLC. We would then expect IBG Holdings LLC to sell our Common Stock over time.  In either case, we expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders.  The annual registration and sale of shares of our Common Stock to satisfy redemption requests is described in greater detail in our exchange agreement, a copy of which was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009 filed by the Company on November 9, 2009.

With the consent of IBG Holdings LLC and IBG, Inc. (on its own behalf and acting as the sole managing member of IBG LLC), IBG LLC agreed in November 2013 to redeem certain membership interests from IBG Holdings LLC through the issuance of shares of Common Stock to IBG Holdings LLC for distribution to the beneficial owners of such membership interests and/or through the sale of Common Stock and the distribution of the proceeds of such sale to the beneficial owners of such membership interests.

IBG Holdings LLC, with the consent of Thomas Peterffy and our board, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

The graphic below illustrates our current ownership structure and reflects both current ownership percentages and anticipated ownership percentages immediately following the completion of this offering and the redemption of additional IBG LLC membership interests.  The graphic below does not display the subsidiaries of IBG LLC.

Allocation of Tax Benefits

As the result of our acquisition from IBG Holdings LLC of an IBG LLC membership interest by issuing shares of our Common Stock to IBG Holdings LLC, we will receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. This may lead to a savings in certain U.S. federal, state and local income taxes or franchise taxes. To the extent that we actually realize tax savings, we have agreed, under the terms of a tax receivable agreement with IBG Holdings LLC, to pay IBG Holdings LLC 85% of these cash savings and we will retain the remaining 15% of these cash savings.  At the time of the closing of this offering, the increase in the tax basis attributable to our interest in IBG LLC, based on the offering price set forth on the cover of this prospectus and our redemption of an additional 1.2% of the outstanding interests of IBG LLC, is expected to be approximately $47.0 million.

THE OFFERING

Common stock we are offering	4,683,415 shares

Common stock issued and outstanding immediately after this offering	54,655,142 shares

NASDAQ symbol for our Common Stock	Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “IBKR.”

Use of proceeds
All of the shares of Common Stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Common Stock issued by us.  As a result, we will not receive any cash proceeds from the issuance of such shares of Common Stock.

Risk Factors
Investing in our Common Stock involves a high degree of risk.  Investors are urged to read and consider the risk factors relating to an investment in our Common Stock set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

The number of shares of our Common Stock to be outstanding after this offering is based on 49,971,727 shares of Common Stock outstanding as of September 30, 2013, which excludes 124,835 shares being held as Treasury Stock.

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. You should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 as well as the other information incorporated by reference in this prospectus supplement. The risks and uncertainties described in our Annual Report are not the only risks and uncertainties we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares of Common Stock could decline, perhaps significantly, and you could lose all or part of your investment in the Common Stock.  The risks discussed in our Annual Report also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.  See "Cautionary Note Regarding Forward-Looking Statements.”

Certain Risks Related to Our Business

Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading.

Like other brokerage and financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed.  A weakness in equity markets, such as a slowdown causing reduction in trading volume in U.S. or foreign securities and derivatives, has historically resulted in reduced transaction revenues and would have a material adverse effect on our business, financial condition and results of operations.

Because our revenues and profitability depend on trading volume, they are prone to significant fluctuations and are difficult to predict.

Our revenues are dependent on the level of trading activity on securities and derivatives exchanges in the United States and abroad.  In the past, our revenues and operating results have varied significantly from period to period due primarily to the willingness of competitors to trade more aggressively by decreasing their bid/offer spreads and thereby assuming more risk in order to acquire market share, to movements and trends in the underlying markets, and to fluctuations in trading levels.  As a result, period to period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines.

Our reliance on our computer software could cause us great financial harm in the event of any disruption or corruption of our computer software. We may experience technology failures while developing our software.

We rely on our computer software to receive and properly process internal and external data. Any disruption for any reason in the proper functioning or any corruption of our software or erroneous or corrupted data may cause us to make erroneous trades or suspend our services and could cause us great financial harm. To maintain our competitive advantage, our software is under continuous development. As we identify and enhance our software, there is risk that software failures may occur and result in service interruptions and have other unintended consequences.

Our business could be harmed by a systemic market event.

Some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could collapse, and the impact of such an event could be catastrophic to our business.

We may incur material trading losses from our market making activities.

A substantial portion of our revenues and operating profits is derived from our trading as principal in our role as a market maker and specialist. We may incur trading losses relating to these activities since each primarily involves the purchase or sale of securities for our own account. In any period, we may incur trading losses in a significant number of securities for a variety of reasons including:

•	price changes in securities;

•	lack of liquidity in securities in which we have positions; and

•	the required performance of our market making and specialist obligations.

These risks may limit or restrict our ability to either resell securities we purchased or to repurchase securities we sold. In addition, we may experience difficulty borrowing securities to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry or traded in a particular market. Such a concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.

In our role as a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell, or sell and buy, securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, we are subjected to a high degree of risk. We cannot assure you that we will be able to manage such risk successfully or that we will not experience significant losses from such activities, which could have a material adverse effect on our business, financial condition and operating results.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could harm our business.

Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten spreads on securities transactions. Tighter spreads and increased competition could make the execution of trades and market making activities less profitable. In addition, new and enhanced alternative trading systems such as ECNs have emerged as an alternative for individual and institutional investors, as well as broker-dealers, to avoid directing their trades through market makers, and could result in reduced revenues derived from our market making business.

We may incur losses in our market making activities in the event of failures of our proprietary pricing model.

The success of our market making business is substantially dependent on the accuracy of our proprietary pricing mathematical model, which continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates our outstanding quotes each second. Our model is designed to automatically rebalance our positions throughout the trading day to manage risk exposures on our positions in options, futures and the underlying securities. In the event of a flaw in our pricing model and/or a failure in the related software, our pricing model may lead to unexpected and/or unprofitable trades, which may result in material trading losses.

The valuation of the financial instruments we hold may result in large and occasionally anomalous swings in the value of our positions and in our earnings in any period.

The market prices of our long and short positions are reflected on our books at closing prices which are typically the last trade price before the official close of the primary exchange on which each such security trades. Given that we manage a globally integrated portfolio, we may have large and substantially offsetting positions in securities that trade on different exchanges that close at different times of the trading day. As a result, there may be large and occasionally anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter.

We are exposed to losses due to lack of perfect information.

As market makers, we provide liquidity by buying from sellers and selling to buyers. Quite often, we trade with others who have different information than we do, and as a result, we may accumulate unfavorable positions preceding large price movements in companies. Should the frequency or magnitude of these events increase, our losses will likely increase correspondingly.

Rules governing specialists and designated market makers may require us to make unprofitable trades or prevent us from making profitable trades.

Specialists and designated market makers are granted certain rights and have certain obligations to "make a market" in a particular security. They agree to specific obligations to maintain a fair and orderly market. In acting as a specialist or designated market maker, we are subjected to a high degree of risk by having to support an orderly market. In this role, we may at times be required to make trades that adversely affect our profitability. In addition, we may at times be unable to trade for our own account in circumstances in which it may be to our advantage to trade, and we may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, we may take a position counter to the market, buying or selling securities to support an orderly market. Additionally, the rules of the markets which govern our activities as a specialist or designated market maker are subject to change. If these rules are made more stringent, our trading revenues and profits as specialist or designated market maker could be adversely affected.

We are subject to potential losses as a result of our clearing and execution activities.

As a clearing member firm providing financing services to certain of our brokerage customers, we are ultimately responsible for their financial performance in connection with various stock, options and futures transactions. Our clearing operations require a commitment of our capital and, despite safeguards implemented by our software, involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions. If our customers default on their obligations, we remain financially liable for such obligations, and although these obligations are collateralized, we are subject to market risk in the liquidation of customer collateral to satisfy those obligations. There can be no assurance that our risk management procedures will be adequate. Any liability arising from clearing operations could have a material adverse effect on our business, financial condition and/or operating results.

As a clearing member firm of securities and commodities clearing houses in the United States and abroad, we are also exposed to clearing member credit risk. Securities and commodities clearing houses require member firms to deposit cash and/or government securities to a clearing fund. If a clearing member defaults in its obligations to the clearing house in an amount larger than its own margin and clearing fund deposits, the shortfall is absorbed pro rata from the deposits of the other clearing members. Many clearing houses of which we are members also have the authority to assess their members for additional funds if the clearing fund is depleted. A large clearing member default could result in a substantial cost to us if we are required to pay such assessments.

We may not pay dividends on our Common Stock at any time in the foreseeable future.

As a holding company for our interest in IBG LLC, we will be dependent upon the ability of IBG LLC to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent (if any) that we have excess cash, any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial conditions, cash requirement, contractual restrictions and other factors that our board of directors may deem relevant. In December 2010 and December 2012, special cash dividends were paid to holders of our common stock. Since the second quarter of 2011, the Company has declared and paid a quarterly cash dividend of $0.10 per share. Although not required, we currently intend to pay quarterly dividends of $0.10 per share to our common stockholders for the foreseeable future.

Regulatory and legal uncertainties could harm our business.

The securities and derivatives businesses are heavily regulated. Firms in financial service industries have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have increased accordingly. This regulatory and enforcement environment has created uncertainty with respect to various types of transactions that historically had been entered into by financial services firms and that were generally believed to be permissible and appropriate. Our broker-dealer subsidiaries are subject to regulations in the United States and abroad covering all aspects of their business. Regulatory bodies include, in the United States, the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”), the Board of Governors of the Federal Reserve System, the Chicago Board Options Exchange, the Chicago Mercantile Exchange, the Commodity Futures Trading Commission (“CFTC”), and the National Futures Association; in Switzerland, the Swiss Financial Market Supervisory Authority; in the United Kingdom, the Financial Conduct Authority (“FCA”); in Hong Kong, the Securities and Futures Commission; in Australia, the Australian Securities and Investment Commission; in India, the Securities and Exchange Board of India; in Canada, the Investment Industry Regulatory Organization of Canada and various Canadian securities commissions; and in Japan, the Financial Supervisory Agency and the Japan Securities Dealers Association. Our mode of operation and profitability may be directly affected by additional legislation changes in rules promulgated by various domestic and foreign government agencies and self-regulatory organizations that oversee our businesses, and changes in the interpretation or enforcement of existing laws and rules, including the potential imposition of transaction taxes. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation or limitation of licenses. Noncompliance with applicable laws or regulations could adversely affect our reputation, prospects, revenues and earnings. In addition, changes in current laws or regulations or in governmental policies could adversely affect our operations, revenues and earnings.

Domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations. To continue to operate and to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct, or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit our ability to continue existing international operations and further expand internationally.

Our future efforts to sell shares or raise additional capital may be delayed or prohibited by regulations.

As certain of our subsidiaries are members of FINRA, we are subject to certain regulations regarding changes in control of our ownership. FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm's equity by a single entity or person and would include a change in control of a parent company. Interactive Brokers (U.K.) Limited is subject to similar change in control regulations promulgated by the FCA in the United Kingdom. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited. We may be subject to similar restrictions in other jurisdictions in which we operate.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

Our success in the past has largely been attributable to our sophisticated proprietary technology that has taken many years to develop. We have benefited from the fact that the type of proprietary technology equivalent to that which we employ has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, our operating results may be adversely affected. Additionally, adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, we may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

The loss of our key employees would materially adversely affect our business.

Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees.

We are exposed to risks associated with our international operations.

During 2012, approximately 26% of our net revenues were generated by our operating companies outside the United States. We are exposed to risks and uncertainties inherent in doing business in international markets, particularly in the heavily regulated brokerage industry. Such risks and uncertainties include political, economic and financial instability; unexpected changes in regulatory requirements, tariffs and other trade barriers; exchange rate fluctuations; applicable currency controls; and difficulties in staffing, including reliance on newly hired local experts, and managing foreign operations. These risks could cause a material adverse effect on our business, financial condition or results of operations.

We do not have fully redundant systems. System failures could harm our business.

If our systems fail to perform, we could experience unanticipated disruptions in operations, slower response times or decreased customer service and customer satisfaction. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers to provide limited service during system disruptions, we do not have fully redundant systems, and our formal disaster recovery plan does not include restoration of all services. For example, we have backup facilities at our disaster recovery site that enable us, in the case of complete failure of our main North America data center, to recover and complete all pending transactions, provide customers with access to their accounts to deposit or withdraw money, transfer positions to other brokers and continue basic trading. These backup services are currently limited to U.S.

markets. We do not currently have separate backup facilities dedicated to our non-U.S. operations. Additionally, these backup services do not support certain advanced order functionality, for example, the ability to allocate orders to multiple advisor accounts. It is our intention to provide for and progressively deploy backup facilities for our global facilities over time. In addition, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. Any system failure that causes an interruption in our service or decreases the responsiveness of our service could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations.

Failure of third-party systems on which we rely could adversely affect our business.

We rely on certain third-party computer systems or third-party service providers, including clearing systems, exchange systems, Internet service, communications facilities and other facilities. Any interruption in these third-party services, or deterioration in their performance, could be disruptive to our business. If our arrangement with any third party is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations.

We face competition in our market making activities.

In our market making activities, we compete with other firms based on our ability to provide liquidity at competitive prices and to attract order flow. These firms include registered market makers as well as high frequency trading firms ("HFTs") that act as market makers. Both types of competitors range from sole proprietors with very limited resources to a few highly sophisticated groups which have substantially greater financial and other resources, including research and development personnel, than we do. These larger and better capitalized competitors may be better able to respond to changes in the market making industry, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. HFTs that are not registered market makers have certain advantages over registered market making firms that may allow them to bypass regulatory restrictions and trade more quickly and cheaply than registered market makers at some exchanges. We may not be able to compete effectively against HFTs or market makers with greater financial resources, and our failure to do so could materially and adversely affect our business, financial condition and results of operations. As in the past, we may in the future face enhanced competition, resulting in narrowing bid/offer spreads in the marketplace that may adversely impact our financial performance. This is especially likely if HFTs continue to receive advantages in capturing order flow or if others can acquire systems that enable them to predict markets or process trades more efficiently than we can.

Our direct market access clearing and non-clearing brokerage operations face intense competition.

With respect to our direct market access brokerage business, the market for electronic and interactive bidding, offering and trading services in connection with equities, options and futures is relatively new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. Our current and potential future competition principally comes from five categories of competitors:

•
prime brokers who, in an effort to satisfy the demands of their customers for hands-on electronic trading facilities, universal access to markets, smart routing, better trading tools, lower commissions and financing rates, have embarked upon building such facilities and product enhancements;

•	direct market access and online options and futures firms;

•	direct market access and online equity brokers;

•	software development firms and vendors who create global trading networks and analytical tools and make them available to brokers; and

•	traditional brokers.

In addition, we compete with financial institutions, mutual fund sponsors and other organizations, many of which provide online, direct market access or other investing services. A number of brokers provide our technology and execution services to their customers, and these brokers will become our competitors if they develop their own technology. Some of our competitors in this area have greater name recognition, longer operating histories and significantly greater financial, technical, marketing and other resources than we have and offer a wider range of services and financial products than we do. Some of our competitors may also have an ability to charge lower commissions. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. These increasing levels of competition in the online trading industry could significantly harm this aspect of our business.

We are subject to risks relating to litigation and potential securities laws liability.

We are exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the CFTC, the Federal Reserve, state securities regulators, the self-regulatory organizations and foreign regulatory agencies. We are also subject to the risk of litigation and claims that may be without merit. We could incur significant legal expenses in defending ourselves against and resolving lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could result in a negative perception of our company and cause the market price of our common stock to decline or otherwise have an adverse effect on our business, financial condition and/or operating results.

Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

Although our growth strategy has not focused historically on acquisitions, we may in the future engage in evaluations of potential acquisitions and new businesses. We may not have the financial resources necessary to consummate any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to integration and consolidation risks. Because acquisitions historically have not been a core part of our growth strategy, we have no material experience in successfully utilizing acquisitions. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses and we may be unable to profitably operate our expanded company.

Internet-related issues may reduce or slow the growth in the use of our services in the future.

Critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of Internet use. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. Although our larger institutional customers use leased data lines to communicate with us, our ability to increase the speed with which we provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our customers' access to the Internet, which is beyond our control. If periods of decreased performance, outages or delays on the Internet occur frequently or other critical issues concerning the Internet are not resolved, overall Internet usage or usage of our web based products could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

Our computer infrastructure may be vulnerable to security breaches. Any such problems could jeopardize confidential information transmitted over the Internet, cause interruptions in our operations or cause us to have liability to third persons.

Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems and security breaches. Any such problems or security breaches could cause us to have liability to one or more third parties, including our customers, and disrupt our operations. A party able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet or the electronic brokerage industry in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information such as personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our estimated annual losses from reimbursements to customers whose accounts have been negatively affected by unauthorized access have historically been less than $500,000 annually, but instances of unauthorized access of customer accounts have been increasing recently on an industry-wide basis. Our current insurance program may protect us against some, but not all, of such losses. Any of these events, particularly if they (individually or in the aggregate) result in a loss of confidence in our company or electronic brokerage firms in general, could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

We rely primarily on trade secret, contract, copyright, patent and trademark laws to protect our proprietary technology. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect our business.

Our future success will depend on our response to the demand for new services, products and technologies.

The demand for market making services, particularly services that rely on electronic communications gateways, is characterized by:

•	rapid technological change;

•	changing customer demands;

•	the need to enhance existing services and products or introduce new services and products; and

•	evolving industry standards.

New services, products and technologies may render our existing services, products and technologies less competitive. Our future success will depend, in part, on our ability to respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We cannot assure you that we will be successful in developing, introducing or marketing new services, products and technologies. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and operating results.

We are subject to counterparty risk whereby defaults by parties with whom we do business can have an adverse effect on our business, financial condition and/or operating results.

In our electronic brokerage business, our customer margin credit exposure is to a great extent mitigated by our policy of automatically evaluating each account throughout the trading day and closing out positions automatically for accounts that are found to be under-margined. While this methodology is effective in most situations, it may not be effective in situations in which no liquid market exists for the relevant securities or commodities or in which, for any reason, automatic liquidation for certain accounts has been disabled. If no liquid market exists or automatic liquidation has been disabled, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets. Any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for these loans would cause harm to our business.

We have identified a material weakness in our internal control over financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. As reported in our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 8, 2013, management identified a material weakness in our internal control over financial reporting related to the review and interpretation of complex accounting issues, specifically, redeemable noncontrolling interests in IBG LLC attributable to IBG Holdings LLC and stock based compensation. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that a reasonable possibility exists that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, our management concluded that our internal control over financial reporting and related disclosure controls and procedures were not effective based on criteria set forth by the Committee of Sponsoring Organization of the Treadway Commission in Internal Control—An Integrated Framework. We have been actively engaged in developing and implementing a remediation plan designed to address this material weakness. As of September 30, 2013, we believe that significant progress has been made toward remediation. If our remedial measures are insufficient to address the material weakness or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.

We may face risks related to recent restatements of our financial statements.

        We previously restated our consolidated financial statements for the three years ended December 31, 2011 principally to correct for errors in the review and interpretation of complex accounting issues, specifically, redeemable noncontrolling interests in IBG LLC attributable to IBG Holdings LLC and stock based compensation. Companies that restate their financial statements sometimes face litigation claims from third parties or stockholders and/or enforcement proceedings by the SEC following such a restatement. We could face monetary judgments, penalties or other sanctions which could adversely affect the financial condition, results of operations or cash flows of the Company or any of its subsidiaries and could cause our stock price to decline.

Certain Risks Related to Our Company Structure

Future sales of our Common Stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The members of IBG Holdings LLC have the right to cause the redemption of their IBG Holdings LLC membership interests over time in connection with offerings of shares of our Common Stock.  We intend to sell additional shares of Common Stock in public offerings in the future, which may include offerings of our Common Stock to finance future purchases of IBG LLC membership interests which, in turn, will finance corresponding redemptions of IBG Holdings LLC membership interests.  These offerings and related transactions were anticipated to occur on or about each of the first eight years following our IPO in 2007.  Given that the maximum number of membership interests subject to redemption since the IPO have not been redeemed, and depending on the timing of future redemptions, this offering schedule may be extended into the future.  The size and occurrence of these offerings may be affected by market conditions.  We may also issue additional shares of Common Stock or convertible debt securities to finance future acquisitions or business combinations.  We currently have approximately 50.0 million outstanding shares of Common Stock.  Assuming no anti-dilution adjustments based on combinations or divisions of our Common Stock, the offerings referred to above could result in the issuance by us of up to an additional approximately 352.3 million shares of Common Stock.  It is possible, however, that such shares could be issued in one or a few large transactions.

We cannot predict the size of future issuances of our Common Stock or the effect, if any, that future issuances and sales of shares of our Common Stock may have on the market price of our Common Stock.  Sales of substantial amounts of our Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Common Stock to decline.

Control by Thomas Peterffy of a majority of the combined voting power of our Common Stock may give rise to conflicts of interests and could discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

Thomas Peterffy, our founder, Chairman and Chief Executive Officer, and his affiliates beneficially own approximately 86.4% of the economic interests and all of the voting interests in IBG Holdings LLC, which owns all of our Class B Common Stock, representing approximately 87.6% of the combined voting power of all classes of our voting stock.  As a result, Mr. Peterffy has the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of Common Stock or other securities, and the declaration and payment of dividends on our Common Stock.  In addition, Mr. Peterffy is able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company.  The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their Common Stock as part of a sale of our company and this may adversely affect the market price of our Common Stock.

Moreover, because of Mr. Peterffy’s substantial ownership, we are eligible to be and are, treated as a “controlled company” for purposes of the NASDAQ Marketplace Rules.  As a result, we are not required by NASDAQ to have a majority of independent directors or to maintain Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors to continue to list the shares of our Common Stock on The NASDAQ Global Select Market (“NASDAQ GS”).  Our Compensation Committee is comprised of Messrs. Thomas Peterffy (Chairman of the Compensation Committee) and Earl H. Nemser (our Vice Chairman).  Mr. Peterffy’s membership on the Compensation Committee may give rise to conflicts of interests in that Mr. Peterffy is able to influence all matters relating to executive compensation, including his own compensation.

We are dependent on IBG LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

We are a holding company and our primary assets are our approximately 12.4% equity interest in IBG LLC and our controlling interest and related rights as the sole managing member of IBG LLC and, as such, we operate and control all of the business and affairs of IBG LLC and are able to consolidate IBG LLC’s financial results into our financial statements.  We have no independent means of generating revenues.  IBG LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax.  Instead, its taxable income is allocated on a pro rata basis to IBG Holdings LLC and us.  Accordingly, we incur income taxes on our proportionate share of the net taxable income of IBG LLC, and also incur expenses related to our operations.  We intend to cause IBG LLC to distribute cash to its members in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of IBG LLC.  To the extent we need funds to pay such taxes, or for any other purpose, and IBG LLC is unable to provide such funds, it could have a material adverse effect on our business, financial condition or results of operations.

We are required to pay IBG Holdings LLC for the benefit relating to additional tax depreciation or amortization deductions we claim as a result of the tax basis step-up our subsidiaries received in connection with our IPO and certain subsequent redemptions of IBG Holdings LLC membership interests.

In connection with our IPO, we purchased interests in IBG LLC from IBG Holdings LLC for cash. In August 2011, in connection with a redemption of IBG Holdings LLC membership interests, we acquired additional interests in IBG LLC by issuing shares of Class A common stock in exchange for an equivalent number of shares of member interests in IBG LLC (the "2011 Redemption"). In addition, IBG LLC membership interests held by IBG Holdings LLC may be sold in the future to us and financed by our issuances of shares of our common stock. The initial purchase and the 2011 Redemption did, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries that otherwise would not have been available. Such increase will be approximately equal to the amount by which our stock price at the time of the purchase exceeds the income tax basis of the assets of IBG LLC underlying the IBG LLC interests acquired by us. These increases in tax basis will result in increased deductions in computing our taxable income and resulting tax savings for us generally over the 15 year period which commenced with the initial purchase. We have agreed to pay 85% of these tax savings, if any, to IBG Holdings LLC as they are realized as additional consideration for the IBG LLC interests that we acquire.

As a result of the IPO and the 2011 Redemption, the increase in the tax basis attributable to our interest in IBG LLC is $0.97 billion. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of a portion of the increase in tax basis to foreign or non-depreciable fixed assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, for example. Based on current facts and assumptions, including that subsequent purchases of IBG LLC interests will occur in fully taxable transactions, the potential tax basis increase resulting from the initial and future purchases of the IBG LLC interests held by IBG Holdings LLC could be as much as $1.57 billion. The tax receivable agreement requires 85% of such tax savings, if any, to be paid to IBG Holdings LLC, with the balance to be retained by us. The actual increase in tax basis depends, among other factors, upon the price of shares of our common stock at the time of the purchase and the extent to which such purchases are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the amount of the payments to be made under the tax receivable agreement, depends upon a number of factors, as discussed above, including the timing and amount of our future income.

The tax basis of $1.57 billion assumes that (a) all remaining IBG LLC membership interests held by IBG Holdings LLC are purchased by the Company and (b) such purchases in the future are made at prices that reflect the closing share price at December 31, 2012. In order to have a $1.57 billion tax basis, the offering price per share of

Class A common stock in such future public offering will need to exceed the then current cost basis per share of Class A common stock by approximately $1.74.

If either immediately before or immediately after any purchase or the related issuance of our stock, the IBG Holdings LLC members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the IBG Holdings LLC members are prohibited under the exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC (the "Exchange Agreement") from purchasing shares of Class A common stock, grants of our stock to employees and directors who are also members or related to members of IBG Holdings LLC and the application of certain tax attribution rules, such as among family members and partners in a partnership, could result in IBG Holdings LLC members being deemed for tax purposes to own shares of Class A common stock.

If the IRS successfully challenges the tax basis increase, under certain circumstances, we could be required to make payments to IBG Holdings LLC under the tax receivable agreement in excess of our cash tax savings.

Our senior secured revolving credit facility imposes certain restrictions. A failure to comply with these restrictions could lead to an event of default, resulting in an acceleration of indebtedness, which may affect our ability to finance future operations or capital needs, or to engage in other business activities.

As of December 31, 2012, our total indebtedness (consisting of the aggregate amounts outstanding under the senior secured revolving credit facility and short-term borrowings) was approximately $110.4 million. On May 17, 2012, IBG LLC entered into a new $100 million three-year senior secured revolving credit facility with a syndicate of banks. This credit facility replaced a similar two-year facility that was expiring on May 18, 2012. At maturity, subject to meeting certain terms of the facility, IBG LLC will have an option to convert the facility to a one-year term loan. IBG LLC is the sole borrower under this credit facility, which is required to be guaranteed by IBG LLC's domestic non-regulated subsidiaries (currently there are no such entities). In addition, subject to restrictions in our senior secured revolving credit facility, we may incur additional first-priority secured borrowings under this facility.

In January 2012, the Company decided to discontinue the Senior Notes Program. It is the Company's intention that no new Senior Notes will be issued. All previously issued Senior Notes, $101.4 million outstanding as of December 31, 2011, were redeemed prior to December 31, 2012.

The operating and financial restrictions and covenants in our debt agreements, including the senior secured revolving credit facility, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our senior secured revolving credit facility requires us to maintain specified financial ratios and tests, including interest coverage and total leverage ratios and maximum capital expenditures, which may require that we take action to reduce debt or to act in a manner contrary to our business objectives. In addition, the senior secured revolving credit facility restricts our ability to, among other things:

•	incur additional indebtedness;

•	dispose of assets;

•	guarantee debt obligations;

•	repay indebtedness or amend debt instruments;

•	pay dividends;

•	create liens on assets;

•	make investments;

•	make acquisitions;

•	engage in mergers or consolidations; or

•	engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

A more detailed discussion of the restrictions contained in our senior secured revolving credit facility can be found in Part II, Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 8, 2013. A failure to comply with the restrictions contained in the senior secured revolving credit facility could lead to an event of default, which could result in an acceleration of our indebtedness. Our future operating results may not be sufficient to enable compliance with the covenants in the senior secured revolving credit facility or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or make any accelerated payments. In addition, we may not be able to obtain new financing. Even if we were able to obtain new financing, we would not be able to guarantee that the new financing would be on commercially reasonable terms or terms that would be acceptable to us. If we default on our indebtedness, our business financial condition and results of operation could be materially and adversely affected.

Certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

Provisions contained in our amended and restated certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful.

Risks Related to the Offering

The market price of our Common Stock may fluctuate significantly, and this may make it difficult for holders to resell our Common Stock when they want or at prices that they find attractive.

The price of our Common Stock on the NASDAQ Global Select Market constantly changes.  We expect that the market price of our Common Stock will continue to fluctuate.  The market price of our Common Stock may fluctuate as a result of a variety of factors, many of which are beyond our control.  These factors include:

•	changes in market conditions;

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in the economy and the financial markets;

•	departures of key personnel;

•	changes in governmental regulations; and

•	geopolitical conditions, such as acts or threats of terrorism or military conflicts.

In addition, in recent years, global equity markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our Common Stock, regardless of our operating results.

The Common Stock are equity interests and are subordinate to our existing and future indebtedness.

The Common Stock are equity interests.  This means the Common Stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the Common Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of Common Stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets.  Further, the Common Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

There may be future sales or issuances of our Common Stock, which will dilute the ownership interests of stockholders and may adversely affect the market price of our Common Stock.

We may issue additional Common Stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or substantially similar securities, which may result in dilution to our stockholders.  In addition, our stockholders may be further diluted by future issuances under our equity incentive plans. The market price of our Common Stock could decline as a result of sales or issuances of a large number of our Common Stock or similar securities in the market after this offering or the perception that such sales or issuances could occur.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus supplement but before the termination of any offering made under this prospectus supplement and accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2012 (filed with the SEC on March 8, 2013);

•
our quarterly reports on Form 10-Q for the quarters ended March 31, 2013 (filed with the SEC on May 10, 2013), June 30, 2013 (filed with the SEC on August 9, 2013) and September 30, 2013 (filed with the SEC on November 8, 2013), and on Form 10-Q/A for the quarter ended September 30, 2013 to file XBRL exhibits (filed with the SEC on November 12, 2013);

•	our definitive proxy statement filed with the SEC on March 15, 2013 and additional solicitation materials also filed with the SEC on March 15, 2013;

•	our current reports on Form 8-K, filed with the SEC on April 16, 2013, April 30, 2013, July 16, 2013, and October 15, 2013; and

•	the description of our Common Stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

•	general economic conditions in the markets where we operate;

•	increased industry competition and downward pressures on bid/offer spreads and electronic brokerage commissions;

•	risks inherent to the electronic market making and brokerage businesses;

•	implied versus actual price volatility levels of the products in which we make markets;

•	the general level of interest rates;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	our ability to keep up with rapid technological change;

•	system failures and disruptions;

•	non-performance of third-party vendors;

•	conflicts of interest and other risks due to our ownership and holding company structure;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire;

•	compliance with laws and regulations, including those relating to the securities industry; and

•	other factors discussed under “Risk Factors” in this prospectus supplement.

Before you purchase our securities, you should read this prospectus supplement and the documents that we reference or incorporate by reference in this prospectus supplement, the prospectus or the registration statement of which this prospectus supplement is a part completely and with the understanding that our actual future results may be materially different from what we expect.  Our business, financial condition, results of operations, and prospects may change.  We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.  We qualify all of the information presented or incorporated by reference in this prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

All of the shares of Common Stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Common Stock issued by us.  As a result, we will not receive any cash proceeds from the issuance of such shares of Common Stock.

DILUTION

The distribution of our Common Stock to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of our Common Stock, as the holders of our Common Stock would then own a larger portion of IBG LLC.  As a result, while such transactions will have the effect of diluting your percentage ownership in us, we will own a larger portion of IBG LLC and, therefore, you will continue to own the same economic interest in the underlying IBG LLC business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following is a discussion of the material United States federal income tax consequences applicable to Non-United States  Holders of the purchase, ownership and disposition of shares of our common stock as of the date hereof.  For purposes of this discussion, a “Non-United States Holder” of Common Stock means a holder that, for U.S. federal income tax purposes, is not a U.S. person.  The term U.S. person means:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” applicable Treasury Regulations, administrative pronouncements of the U.S. Internal Revenue Service, or “IRS,” and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations. This discussion assumes that a Non-United States Holder holds its shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-United States Holder’s tax position, or that may apply to Non-United States Holders subject to special tax treatment under U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, “expatriated entities,” companies subject to the “stapled stock” rules, former U.S. citizens or residents and persons who hold or receive the shares of common stock as compensation).  In addition, this discussion does not address any (i) United States federal income tax consequences to a Non-United States Holder that (A) is engaged in the conduct of a United States trade or business and acquires our common stock in connection therewith, or (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, or (ii) any federal estate or gift tax law or any state, local or non-U.S. laws that may apply to Non-United States Holders of shares of our common stock.

            This summary is included herein as general information only. We urge each prospective Non-United States Holder to consult its own tax advisor concerning the particular U.S. federal, state, local and non-U.S. income, estate and other tax consequences of the purchase, ownership and disposition of our Common Stock.

Dividends

Distributions of cash or property (other than certain stock distributions) that we pay with respect to our Common Stock (or certain redemptions that are treated as distributions with respect to our shares) will be taxable as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.  Subject to the discussion in “FATCA” below, a Non-

United States Holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of our distributions treated as dividends or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty.  A Non-United States Holder of our Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.  A Non-United States Holder is encouraged to consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.  If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-United States Holder’s adjusted tax basis in our shares, and thereafter will be treated as capital gain.  A Non-United States Holder's adjusted tax basis in our shares will generally be equal to the amount the Non-United States Holder paid for its shares, reduced by the amount of any distributions treated as a return of capital.  See, “Gain on Sale, Exchange or Other Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion in “FATCA” below, a Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, exchange or other disposition of our Common Stock unless we are or have been a United States real property holding corporation (a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such Non-United States Holder held our Common Stock.

In general, a corporation is a “United States real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business.  For this purpose, real property interests generally include land, improvements and associated personal property. We do not believe that we have been, are currently, or are likely to become a USRPHC for United States federal income tax purposes. If we are or become a “United States real property holding corporation,” a Non-United States Holder, nevertheless, will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as shares of our common stock are “regularly traded on an established securities market” as defined under applicable Treasury Regulations and the Non-United States Holder owns, actually and constructively, 5% or less of our shares at all times during the shorter of the five-year period ending on the date of disposition and such Non-United States Holder’s holding period for our shares.

FATCA

Under the Foreign Account Tax Compliance Act ("FATCA"), a withholding tax of 30% may be imposed in certain circumstances on payments of dividends on, and gross proceeds from the sale or disposition of, our common stock if paid to a Non-United States Holder unless (1) if the Non-United States Holder is a “foreign financial institution,” the Non-United States Holder undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the Non-United States Holder is not a “foreign financial institution,” the Non-United States Holder either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the Non-United States Holder is otherwise exempt under FATCA. Under final Treasury Regulations issued by the U.S. Department of Treasury on January 17, 2013, as modified by IRS Notice 2013-43, withholding under FATCA will apply (i) to payments of dividends on our common stock made after June 30, 2014 and (ii) to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2017. The U.S. Treasury has negotiated intergovernmental agreements with certain countries and is in various stages of negotiations with a number of other foreign governments with respect to one or more alternative approaches to implement FATCA, which may alter the withholding rules described above. Non-United States Holders are urged to consult their own tax advisors regarding the application of these requirements to their own situation.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-United States Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-United States Holder of our common stock generally will be exempt from backup withholding if the Non-United States Holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies (usually on IRS Form W-8BEN) as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a United States related person). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a United States related person, the Treasury Regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge to the contrary. Non-United States Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our Common Stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be credited against the Non-United States Holder’s U.S. federal income tax liability, if any, with any excess withholding refunded to you, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

All of the shares of Common Stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Common Stock issued by us.  Certain of our officers and directors are members of IBG Holdings LLC and have elected to redeem a portion of their IBG Holdings LLC membership interests in the offering. Such officers and directors represent approximately 15 percent of the interests subject to redemption.  Neither Thomas Peterffy nor his affiliates are redeeming any of their IBG Holdings LLC membership interests pursuant to this offering.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and financial statement schedule and express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Interactive Brokers Group, Inc.

We may offer and sell shares of our Class A Common Stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. This prospectus describes some of the general terms that may apply to offers and sales of our Class A Common Stock. Each time any Class A Common Stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus.  The prospectus supplement will contain more specific information about the offering, including the number of shares of our Class A Common Stock to be sold by us. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

The shares of our Class A Common Stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our Class A Common Stock offered by this prospectus and the accompanying prospectus supplement may be offered by us directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our Class A Common Stock is quoted on the NASDAQ Global Select Market under the symbol “IBKR”. On November 11, 2013, the last reported sale price for our Common Stock was $22.39.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 2 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2013

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
ABOUT INTERACTIVE BROKERS GROUP, INC.	1
RISK FACTORS	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	3
DESCRIPTION OF CAPITAL STOCK	3
PLAN OF DISTRIBUTION	8
WHERE YOU CAN FIND MORE INFORMATION	8
INCORPORATION BY REFERENCE	9
LEGAL MATTERS	9
EXPERTS	9

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this automatic shelf registration process, we may offer shares of our Class A Common Stock in one or more offerings. This prospectus provides you with a general description of the shares of Class A Common Stock we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus and the accompanying prospectus supplement, nor any sale hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs subsequent to the date set forth on the front of such document, that the information contained herein and the accompanying prospectus supplement is correct as of any time subsequent to the date set forth on the front of such document, or that any information incorporated by reference is correct as of any time subsequent to the date set forth on the front of such document.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus.

ABOUT INTERACTIVE BROKERS GROUP, INC.

Interactive Brokers Group, Inc., which we refer to as IBG, Inc. or ("the Company"), is an automated global electronic broker and market maker specializing in executing and clearing trades in securities, futures, foreign exchange instruments, bonds and mutual funds on more than 100 electronic exchanges and trading venues around the world and offering custody, prime brokerage, stock and margin borrowing services to our customers. In the U.S., our business is conducted from our headquarters in Greenwich, Connecticut, Chicago, Illinois and Jersey City, New Jersey. Abroad, we conduct business through offices located in Canada, England, Switzerland, Hong Kong, India, Australia and Japan.

IBG, Inc. is a holding company and our primary asset is our ownership of membership interests of IBG LLC, the current holding company for our businesses. As of September 30, 2013, we owned approximately 12.4% of the membership interests of IBG LLC and the remaining approximately 87.6% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, Chairman and Chief Executive Officer, Thomas Peterffy, and his affiliates, management and other employees of IBG LLC, and certain other members. We are the sole managing member of IBG LLC. On May 3, 2007, IBG, Inc. priced its initial public offering of shares of common stock, or the IPO. In connection with the IPO, IBG, Inc. purchased 10.0% of the membership interests in IBG LLC and began to consolidate IBG LLC’s financial results into its financial statements. When we use the terms “we,” “us,” and “our,” we mean IBG LLC and its subsidiaries for periods prior to the IPO, and IBG, Inc. and its subsidiaries (including IBG LLC) for periods from and after the IPO.

We are a successor to the market making business founded by our Chairman and Chief Executive Officer, Thomas Peterffy, on the floor of the American Stock Exchange in 1977. Since our inception, we have focused on developing proprietary software to automate broker-dealer functions. During that time, we have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. The advent and evolution of electronic exchanges over the last 23 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention. Three decades of developing our automated market making platform and our automation of many middle and back office functions has allowed us to become one of the lowest cost providers of broker-dealer services and significantly increase the volume of trades we handle.

Our activities are divided into two principal business segments: (1) electronic brokerage and (2) market making:

•
As a direct market access broker, we serve the customers of both traditional brokers and prime brokers. We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost. Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, foreign exchange, bonds and mutual funds) denominated in 21 different currencies, on one screen, from a single account based in any major currency. Our large bank and broker-dealer customers may “white label” our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing on specific products or exchanges where they may not have up-to-date technology, to offer their customers a complete global range of services and products.

•
As a market maker, we provide continuous bid and offer quotations on over 866,000 securities and futures products listed on electronic exchanges around the world.  Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second.  Unlike firms that trade over-the-counter (“OTC”) derivative products, our business creates liquidity and transparency on electronic exchanges.

Our electronic brokerage and market making businesses are complementary. Both benefit from our combined scale and volume, as well as from our proprietary technology. Our brokerage customers benefit from the technology and market structure expertise developed in our market making business. The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses. This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as a broker, market maker or both. In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our businesses or who operate only in a subset of the exchanges and market centers on which we operate. Our trading system contains unique architectural aspects that, together with our massive trading volume in markets worldwide, may impose a significant barrier to entry for firms wishing to compete in our specific businesses and permit us to compete favorably against our competitors.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus, and any other document that is incorporated by reference into this prospectus or the applicable prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

•	general economic conditions in the markets where we operate;

•	increased industry competition and downward pressures on bid/offer spreads and electronic brokerage commissions;

•	risks inherent to the electronic market making and brokerage businesses;

•	implied versus actual price volatility levels of the products in which we make markets;

•	the general level of interest rates;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	our ability to keep up with rapid technological change;

•	system failures and disruptions;

•	non-performance of third-party vendors;

•	conflicts of interest and other risks due to our ownership and holding company structure;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire; and

•	compliance with laws and regulations, including those relating to the securities industry.

Before you purchase our securities, you should read this prospectus, any prospectus supplement and the documents that we reference or incorporate by reference in this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Common Stock to purchase IBG LLC membership interests from IBG Holdings LLC.  Alternatively, we may issue shares of Common Stock to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of Common Stock issued by us, in which case we will not receive any proceeds from the issuance of such shares of Common Stock.  As described below in “Description of Capital Stock – Other matters”, no material dilution is expected.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and bylaws, as each is currently in effect.  This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to this registration statement.

Our authorized capital stock consists of 1,000,000,000 shares of Class A Common Stock, par value $0.01 per share, 100 shares of Class B Common Stock, par value $0.01 per share and 10,000 shares of preferred stock. In this section, when we refer to “Common Stock,” we are referring to Class A Common Stock and Class B Common Stock, taken as a whole.

Common Stock

Class A Common Stock

Voting rights

The holders of Class A Common Stock are entitled to one vote per share. Holders of shares of Class A Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of Common Stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

Dividend rights

Holders of Class A Common Stock share ratably (based on the number of shares of Common Stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class A Common Stock. We may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B Common Stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A Common Stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class A Common Stock are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

Other matters

In accordance with our amended and restated certificate of incorporation and the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, the net cash proceeds received by us from any future issuance of shares of Common Stock will either be used to purchase IBG LLC membership interests from IBG Holdings LLC or be transferred to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of Common Stock issued by us. The number of outstanding IBG LLC membership interests owned by us, therefore, equals the number of outstanding shares of our Common Stock at all times. As a result, existing common stockholders experience no material dilution with regard to their equity interest in IBG LLC as a result of the issuance of additional shares of our Common Stock.

In the event of our merger or consolidation with or into another company in connection with which shares of either class of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of Common Stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A Common Stock and the Class B Common Stock differ.

No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of either class of Common Stock. All outstanding shares of Class A Common Stock have been legally issued, fully paid and nonassessable.

Class B Common Stock

Voting rights

The holders of Class B Common Stock, in the aggregate, are entitled to the number of votes equal to the number of IBG LLC membership interests held by such holders. IBG Holdings LLC, as the sole holder of the Class B Common Stock, is entitled to approximately 352.3 million votes, as of September 30, 2013.

Holders of shares of Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B Common Stock and Class A Common Stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B Common Stock and Class A Common Stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of Common Stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B Common Stock and Class A Common Stock, voting together as a single class.

Dividend rights

Holders of Class B Common Stock share ratably (based on the number of shares of Common Stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B Common Stock may be paid only as follows: (i) shares of Class B Common Stock may be paid only to holders of shares of Class B Common Stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class B Common Stock. We may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B Common Stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A Common Stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class B Common Stock are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

Other matters

In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of Common Stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A Common Stock and the Class B Common Stock differ.

No shares of either class of Common Stock are subject to redemption or will have preemptive rights to purchase additional shares of either class of Common Stock. All outstanding shares of Class B Common Stock have been legally issued and are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Common Stock. The issuance of our preferred stock could adversely affect the voting power of our holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control.

IBG LLC Membership Interests and Amended and Restated Limited Liability Company Agreement of IBG LLC

Our primary asset is our ownership of approximately 12.4% of the IBG LLC membership interests, and our controlling interest and related contractual rights as the sole managing member of IBG LLC, as of September 30, 2013. There are approximately 402.3 million IBG LLC membership interests issued and outstanding, approximately 50.0 million, or 12.4%, of which are owned by us, and approximately 352.3 million, or 87.6%, of which are owned by IBG Holdings LLC as of September 30, 2013. All IBG LLC membership interests are identical and have the same voting and other rights.

Our only business is to act as the sole managing member of IBG LLC, and, as such, we operate and control all of the business and affairs of IBG LLC, have all of the rights and powers which may be possessed by managing members under the Connecticut Limited Liability Company Act and are able to consolidate IBG LLC’s financial results into our financial statements. Except with the prior written consent of both members of IBG LLC, we do not have the authority to:

•	conduct any act in contravention of IBG LLC’s amended and restated limited liability company agreement;

•	knowingly perform any act that would subject any member to personal liability for debts or obligations of IBG LLC in any jurisdiction;

•	engage in any activity which substantially changes the nature of IBG LLC’s business;

•	sell all or a substantial portion of the property of IBG LLC;

•	merge or consolidate IBG LLC with or into another entity;

•	convert IBG LLC, by whatever means, into a corporation or another form of business entity; or

•	dissolve or liquidate IBG LLC.

The amended and restated limited liability company agreement of IBG LLC provides that the number of IBG LLC membership interests will equal the sum of the number of shares of Common Stock outstanding and the number of outstanding membership interests of IBG Holdings LLC. From time to time and without regard to the exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC, we may issue additional shares of Common Stock under incentive plans for employees (including our 2007 Stock Incentive Plan), in exchange for capital or in other arrangements that benefit IBG LLC. In any such case, it is the intention of the members that a corresponding number of IBG LLC membership interests shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of Common Stock. If any shares of Common Stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by us for cancellation. Similarly, if any common shares of IBG Holdings LLC are forfeited to IBG Holdings LLC and as a result thereof are no longer outstanding, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by IBG Holdings LLC for cancellation. These and other adjustments to the number of IBG LLC membership interests outstanding may be made from time to time as necessary to properly reflect the relative interests of the members.

In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, net profits, net losses and distributions of IBG LLC are allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC are allocated, and distributions by IBG LLC are made, approximately 12.4% to us and approximately 87.6% to IBG Holdings LLC as of September 30, 2013.

Pursuant to the terms of the amended and restated limited liability company agreement of IBG LLC, we, as the managing member of IBG LLC, can cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC, using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income. Any distributions by IBG LLC in excess of such tax distributions will be at the discretion of our board of directors and will depend on IBG LLC’s strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Special meetings of stockholders.  Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our board of directors, the chairman of the board or the chief executive officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board or the chief executive officer believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Other limitations on stockholder actions.  Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare Shareholder Services, Inc.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “IBKR.”

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies also may be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of the prospectus but before the termination of any offering made under this prospectus and accompanying prospectus supplement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2012 (filed with the SEC on March 8, 2013);

•
our quarterly reports on Form 10-Q for the quarters ended March 31, 2013 (filed with the SEC on May 10, 2013), June 30, 2013 (filed with the SEC on August 9, 2013) and September 30, 2013 (filed with the SEC on November 8, 2013), and on Form 10-Q/A for the quarter ended September 30, 2013 to file XBRL exhibits (filed with the SEC on November 12, 2013);

•	our definitive proxy statement filed with the SEC on March 15, 2013 and additional solicitation materials also filed with the SEC on March 15, 2013;

•	our current reports on Form 8-K, filed with the SEC on April 16, 2013, April 30, 2013, July 16, 2013, and October 15, 2013; and

•	the description of our Common Stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and financial statement schedule and express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Common Stock